UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
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(Amendment No. )

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 Commonwealth Edison Company
(Name of Registrant As Specified In Its Charter)
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Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement
April 27, 2018
To the Shareholders of Commonwealth Edison Company:
Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the “Act”), that on or about June 11, 2018, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following directors: James W. Compton, Christopher M. Crane, A. Steven Crown, Nicholas DeBenedictis, Peter Fazio, Michael Moskow, Denis O’Brien and Anne Pramaggiore.
In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.
Very truly yours,
Thomas S. O’Neill
Corporate Secretary

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INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (“ComEd” or the “Company”) to be taken on or about June 11, 2018.
ComEd is an indirect majority-owned subsidiary of Exelon Corporation (“Exelon”). As of March 31, 2018, ComEd had 127,021,264 shares of Common Stock outstanding, $12.50 par value (the “ComEd Common Stock”), of which 127,002,904, or over 99%, are owned by Exelon Energy Delivery Company, a wholly-owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for director named under “Election of Directors” below. Consequently, the election of these directors is expected to be approved.
Exelon is an integrated utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois, Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland, PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania, Atlantic City Electric Company (ACE) in southern New Jersey, Delmarva Power & Light Company (DPL) in Delaware and Maryland, and Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services.

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Composition of the Board
ComEd is a controlled subsidiary of Exelon and does not have a separate nominating committee. Instead, those functions are fulfilled by the Corporate Governance Committee of the Exelon Board of Directors. Because ComEd is a controlled subsidiary of Exelon, there is no policy with regard to the consideration of any director candidates recommended by ComEd shareholders other than Exelon.
The Board of Directors of ComEd consists of eight members. All directors are being elected because they have been previously elected or appointed by the Board of Directors on the recommendation of the Corporate Governance Committee of Exelon.
ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, ComEd or any other Exelon affiliate. Four directors are “independent” directors under this standard. The current membership of the ComEd Board represents a range of backgrounds, experience, and diversity. The Board consists of eight directors who range in age from 58 to 80, with an average age of 69 and a median age of 69. The directors have a wide diversity of experience that fills the needs of the Board. Three directors are current or former CEOs of corporations, one has served in government, and two have experience in banking. Individual directors have expertise in utility matters and law and three of the directors have operational responsibility for Exelon or ComEd. All but two of the directors live or have lived in ComEd’s service territory and have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers.
Biographical information about each of the directors follows.
Election of Directors
The persons listed below, each of whom is a current member of the Board, will be elected as director to serve until their successors are elected.
James Compton, Age 80. Mr. Compton has served as a Director of ComEd since 2006. Mr. Compton served as the President and Chief Executive Officer of the Chicago Urban League from 1978 through 2006. He also served as the President and Chief Executive Officer of the Chicago Urban League Development Corporation from 1980 through 2006. Mr. Compton also serves on the Board of Trustees of Ariel Investment Trust. Mr. Compton has extensive knowledge of ComEd and its business, having previously served as a Director of ComEd from 1989 through 2000 and having served as a Director of a community-based bank. In addition, Mr. Compton is very familiar with ComEd’s customers and as an African-American man contributes to ComEd’s outreach to diverse groups in Chicago.
Christopher M. Crane, Age 59. Mr. Crane has served as a Director and the chair of the ComEd Board since 2012. Mr. Crane is President and Chief Executive Officer of Exelon Corporation. Previously, he served as President and Chief Operating Officer of Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. Mr. Crane is vice-chairman and a member of the executive committee of the Edison Electric Institute. He also serves as vice-chairman of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. Mr. Crane previously served as vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association. Mr. Crane served as a Director of Aleris International Inc. from 2010 to 2013. Mr. Crane also serves as Chair of the Boards of Directors of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC (PHI).
A. Steven Crown, Age 66. Mr. Crown has served as a Director since 2011. He is a general partner of Henry Crown and Company, and has served in such capacity for more than five years. Henry Crown and Company is a private investment group that manages investments in banking, transportation, oil and gas, manufacturing, resort properties and other industries. Mr. Crown has extensive knowledge of the Chicago economy and his experience contributes to his effectiveness as a member of the ComEd Board.
Nicholas DeBenedictis, Age 72. Mr. DeBenedicitis has served as a Director of ComEd since 2013 and a Director of Exelon since 2002. Mr. DeBenedictis serves on the Exelon Corporate Governance, Finance and Risk, and Generation Oversight Committees. Mr. DeBenedictis currently serves as Chairman Emeritus of Aqua America Inc. (water utility operating in eight states) and served as its Chairman and Chief Executive Officer from 1993 to 2015. As CEO of Aqua America, Mr. DeBenedictis gained experience in dealing with many of the same development, land use, and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government: Secretary of the Pennsylvania Department of Environmental Resources and Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. In addition to serving as Chairman Emeritus of Aqua America, Mr. DeBenedictis has served as a Director of MISTRAS Group (asset protection solutions) since 2015 and as a Director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995. Previously, Mr. DeBenedictis served as a Director of Met-Pro Corporation from 1997 to 2010. Mr. DeBenedictis also serves on the Board of Exelon subsidiary PECO.
Peter Fazio, Age 78. Mr. Fazio has been a Director of ComEd since 2007. Mr. Fazio is a partner of the law firm of Schiff Hardin, LLP and served as past chairman, executive committee member and managing partner of Schiff Hardin. In addition to his general legal expertise, Mr. Fazio previously served as general counsel of another electric and gas utility and brings to the ComEd Board knowledge of utility regulatory and legal issues.
Michael Moskow, Age 80. Mr. Moskow has served as a Director of ComEd since 2008. Mr. Moskow is the vice chair and a distinguished fellow at the Chicago Council on Global Affairs. He served as president and chief executive officer of the Federal Reserve Bank of Chicago from 1994 to 2007. He is a Director of Discover Financial Services, Northern Trust Mutual Funds and Taylor Capital Group and served as a Director of Diamond Technology from 2008 through 2011. Mr. Moskow is a recognized leader in the Chicago business community with knowledge of the economy of the midwestern United States and the northern Illinois communities that ComEd serves.
Denis O’Brien, Age 58. Mr. O’Brien has served as a Director and vice chair of the ComEd Board since 2012. As the Chief Executive Officer of Exelon Utilities, Mr. O’Brien oversees the utility businesses of Exelon at ComEd, BGE, PECO, and PHI. Mr. O’Brien is also a Senior Executive Vice President of Exelon. Previously, Mr. O’Brien served as Executive Vice President of Exelon and Chief Executive Officer of Philadelphia-based PECO, Pennsylvania’s largest electric and natural gas utility.
Anne Pramaggiore, Age 59. Ms. Pramaggiore has served as a Director of ComEd since 2012. In February 2012, Ms. Pramaggiore became the President and Chief Executive Officer of ComEd. Prior to her appointment, Ms. Pramaggiore served as President and Chief Operating Officer of ComEd from 2009 through 2012, where she was responsible for overseeing the day-to-day operations of ComEd. Before being named as President and Chief Operating Officer, Ms. Pramaggiore served as Executive Vice President of Customer Operations, Regulatory and External Affairs. Ms. Pramaggiore also serves as a board member of the Chicago Federal Reserve Board and Motorola Solutions, Inc., and several civic and community organizations.

ComEd Governance
Independence Standards
As noted above, ComEd’s Corporate Governance Principles require that at least one of the ComEd directors be “independent,” defined for this purpose as not being a director, officer or employee of Exelon, BGE, PECO, PHI or any other Exelon affiliate. Messrs. Compton, Crown, Fazio and Moskow are independent directors under this standard. The Corporate Governance Principles further require that the independent director or directors approve certain actions, including the declaration of dividends, the purchase of electric energy and seeking protection from creditors under bankruptcy or related laws.
Board Leadership Structure
Christopher M. Crane, the Chief Executive Officer of Exelon, serves as Chair of the ComEd Board of Directors. Denis P. O’Brien serves as the Chief Executive Officer of Exelon Utilities, a Senior Executive Vice President of Exelon, and the Vice Chair of the ComEd Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board of Directors has not seen any need to adopt a policy with respect to whether or not the positions of chair of the ComEd Board of Directors and chief executive officer should be held by the same person.

Attendance at Meetings
During 2017, ComEd’s Board of Directors held four meetings. In 2018, the ComEd Board has held one meeting to date. The directors had an average attendance of 97 percent for all Board meetings in 2017. Each incumbent director nominee attended at least 75% of the Board meetings.
Board Committees
ComEd is a controlled subsidiary of Exelon and does not have separate audit, nominating and compensation committees. Instead, those functions are fulfilled by the Audit, Corporate Governance, and Compensation and Leadership Development Committees of the Exelon Board of Directors. The ComEd Board established an Executive Committee in January 2014 that meets only as needed. The Executive Committee is authorized to act when it is not convenient to call a meeting of the full ComEd Board. The members of the Executive Committee are Ms. Pramaggiore and Messrs. Crane, O’Brien and Fazio.
Board Oversight of Risk
As a controlled company, ComEd’s risk is managed by its Board of Directors in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks, many of which are beyond our control. Exelon has an Enterprise Risk Management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, a Chief Credit Officer, a Vice President of Enterprise Risk Management Operations, a Vice President of Enterprise Risk Management Analytics and a full-time staff of 124. The Enterprise Risk Management group draws upon other Company personnel for additional support on various matters related to identification, assessment, management, mitigation and monitoring through established key risk indicators of enterprise risks. The Company also has a Risk Management Committee comprising select senior officers of the Company who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. The Chief Enterprise Risk Officer and the Risk Management Committee regularly meet with management of the Company to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the Enterprise Risk Management group perform a regular assessment of enterprise risks, drawing upon resources throughout the Company for an assessment of the probability and severity of identified risks as well as control effectiveness. These risk assessments, which also include the review of operating company-specific key risk indicators, are discussed at operating company risk management committees before being aggregated and discussed with the Exelon Board’s Finance and Risk Committee and Audit Committee and, when appropriate, the ComEd Boards of Directors. The Finance and Risk, Audit, and Generation Oversight Committees regularly report on the Committees’ discussions of enterprise risks to the Exelon Board. Furthermore, the Exelon Board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities and business strategies.
Board/Committee/Director Evaluation and Director Education
The ComEd Board does not have a separate process for board, committee or director evaluation. Because ComEd is a controlled subsidiary, the ComEd Board is evaluated by the Exelon Corporate Governance Committee.
The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the Board. New directors receive materials about ComEd, the Board and Board policies and operations and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs.
Continuing director education is provided during portions of regular Board meetings and focuses on the topics necessary to enable the Board to consider effectively issues before them at that time (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The Company pays the cost for any director to attend outside director education seminars on topics relevant to their service as directors.

Independent Auditor
ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon Audit Committee fulfills that function for ComEd. In July 2002, the Exelon Audit Committee adopted a policy for pre-approval of services to be performed by the independent auditor. The Exelon Audit Committee has a policy for pre-approval of audit and non-audit services. Under this policy, the Audit Committee pre-approves all audit and non-audit services to be provided by the independent auditor taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit Committee on an annual basis. For any services not covered by these initial pre-approvals, the Audit Committee has delegated authority to the Exelon Audit Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Exelon Audit Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.
In 2017 the Exelon Audit Committee reviewed the PricewaterhouseCoopers 2017 Audit Plan and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.
The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended Dec. 31, 2017	Year Ended Dec. 31, 2016
Audit Fees(1)	$1,897	$2,094
Audit-Related Fees(2)	4	44
Tax Fees(3)	31	14
All Other Fees(4)	3	259
Total	$1,935	$2,411

(1)
Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.

(2)
Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statue or regulation.

(3)
Tax fees consist of tax compliance, tax planning, and tax advice and consulting services including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)	All other fees reflect work performed primarily in connection with research and audit software licenses.

Report of the Exelon Audit Committee

The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility to oversee and review the quality and integrity of Exelon’s financial statements and internal controls over financial reporting, the independent auditor’s qualifications and independence, and the performance of Exelon’s internal audit function and of its independent auditor.
The Audit Committee is composed entirely of independent Directors and satisfies the independence, financial experience and other qualification requirements of the New York Stock Exchange (NYSE) and applicable securities laws and regulations. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the SEC’s rules and also that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and Exelon’s Corporate Governance Principles.
Under its charter, the Audit Committee’s principal duties include:

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Having sole authority to appoint, retain, or replace the independent auditor, subject to shareholder ratification, and to oversee the independence, compensation and performance of the independent auditor;

•	Reviewing financial reporting and accounting policies and practices;

•	Overseeing the work of the internal auditor and reviewing internal controls;

•	With the advice and assistance of the Finance and Risk Committee, reviewing in a general manner the processes by which Exelon assesses and manages enterprise risk; and

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Reviewing policies and procedures with respect to internal audits of officers’ and Directors’ expenses, compliance with Exelon’s Code of Business Conduct, and the receipt and response to complaints regarding accounting, internal controls or auditing matters.

Each member of the Audit Committee also serves on the Finance and Risk Committee. On occasion, the Audit and Finance and Risk Committees meet jointly to review areas of mutual interest between the two Committees.
The Audit Committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent auditor, the internal auditors, and the General Counsel.
The Audit Committee met six times in 2017, fulfilling its duties and responsibilities as outlined in its charter, as well as receiving periodic updates on Exelon’s financial performance and strategic initiatives, as well as other matters germane to its responsibilities.
Management has primary responsibility for preparing Exelon’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), Exelon’s independent auditor, is responsible for auditing those financial statements and expressing an opinion on the conformity of Exelon’s audited financial statements with generally accepted accounting principles and on the effectiveness of Exelon’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit Committee has reviewed and discussed with management and PwC Exelon’s audited financial statements contained in the 2017 Annual Report on SEC Form 10-K, including the critical accounting policies applied by Exelon in the preparation of these financial statements. The Audit Committee discussed with PwC the requirements of the Public Company Accounting Oversight Board (PCAOB), and had the opportunity to ask PwC questions relating to such matters. These discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.
At each of its meetings in 2017, the Audit Committee met with Exelon’s Chief Financial Officer and other senior members of Exelon’s financial management. The Audit Committee reviewed with PwC and Exelon’s internal auditor the overall scope and plans for their respective audits in 2017. The Audit Committee also received regular updates from Exelon’s internal auditor on internal controls and business risks and from Exelon’s General Counsel on compliance and ethics issues.
The Audit Committee met with the internal auditor and PwC, with and without management present, to discuss their evaluations of Exelon’s internal controls and the overall quality of Exelon’s financial reporting. The Audit Committee also met with Exelon’s General Counsel and Chief Compliance and Ethics Officer, with and without management present, to review and discuss compliance and ethics matters, including compliance with Exelon’s Code of Business Conduct.
On an ongoing basis, the Audit Committee considers the independence, qualifications, compensation and performance of PwC. Such consideration includes reviewing the written disclosures and the letter provided by PwC in accordance with applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussing with PwC their independence.

The Audit Committee is responsible for the approval of audit fees, and the Committee reviewed and pre-approved all fees paid to PwC in 2017. The Audit Committee has adopted a policy for pre-approval of services to be performed by the independent auditor. Further information on this policy and on the fees paid to PwC in 2017 and 2016 can be found in the section of this information statement titled “Independent Auditor.” The Audit Committee periodically reviews the level of fees approved for payment to PwC and the pre-approved non-audit services PwC has provided to the Company to ensure their compatibility with independence. The Audit Committee also monitors Exelon’s hiring of former employees of PwC.
The Audit Committee monitors the performance of PwC’s lead partner responsible for the audit, oversees the required rotation of PwC’s lead audit partner and, through the Audit Committee Chair, reviews and approves the selection of the lead audit partner. In addition, to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor.
PwC has served as Exelon’s independent auditor since Exelon’s formation in 2000. As in prior years, the Audit Committee and management engaged in a review of PwC in connection with the Audit Committee’s consideration of whether to recommend that shareholders ratify the selection of PwC as Exelon’s independent auditor for 2018. In that review, the Audit Committee considered both the continued independence of PwC and whether retaining PwC is in the best interests of Exelon and its shareholders. In addition to independence, other factors considered by the Audit Committee included:

•	PwC’s historical and recent overall performance on the audit, including the quality of the Audit Committee’s ongoing discussions with PwC;

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PwC’s expertise and capability in handling the accounting, internal control, process and system risks and practices present in Exelon’s utility and energy generation businesses, including relative to the corresponding expertise and capabilities of other audit firms; the quality, quantity and geographic location of PwC staff, and PwC’s ability to provide responsive service;

•	PwC’s tenure as Exelon’s independent auditor and its familiarity with its operations and businesses, accounting policies and practices, and internal control over financial reporting;

•	the significant time commitment required to onboard and educate a new audit firm that could distract management’s focus on financial reporting and internal control;

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the appropriateness of PwC’s fees, relative to Exelon’s financial statement risk and the size and complexity of its business and related internal control environment, and compared to fees incurred by peer companies;

•	an assessment of PwC’s identification of its known significant legal risks and proceedings that may impair PwC’s ability to perform the audit; and

•	external information on audit quality and performance, including recent PCAOB reports on PwC and its peer firms.
The Audit Committee concluded that PwC is independent from Exelon and its management, and has retained PwC as Exelon’s independent auditor for 2018. The Audit Committee and the Board believe that the continued retention of PwC is in the best interests of Exelon and its shareholders and have recommended that shareholders ratify the appointment of PwC as Exelon’s independent auditor for 2018.
In addition, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.
THE AUDIT COMMITTEE
Anthony K. Anderson, Chair
Ann C. Berzin
Paul L. Joskow
Richard W. Mies
Stephen D. Steinour

Related Person Transactions
Exelon has a written policy for the review and approval or ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a Director or officer of Exelon. The retail purchase of electricity or gas from ComEd, ACE, BGE, DPL, PECO or Pepco at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the related persons transaction policy and do not require separate consideration and ratification.
As required by the policy, the Exelon Board reviewed all commercial, charitable, civic and other relationships with Exelon in 2017 that were disclosed by Directors and executive officers of Exelon, ACE, BGE, ComEd, DPL, PECO and Pepco, and by executive officers of Exelon Generation that required separate consideration and ratification. Exelon’s Office of Corporate Governance conducted due diligence on each of these transactions to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.
The Corporate Governance Committee and the Exelon Board reviewed the analysis prepared by Exelon’s Office of Corporate Governance, which identified those transactions that required approval or ratification under the policy, or disclosure under U.S. Securities and Exchange Commission rules. The Committee recommended the Exelon Board’s ratification of all transactions because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some transactions, the value or cost of the transaction was very small, and the Exelon Board considered the de minimis nature of the transaction as a further reason for ratifying it. The Board ratified other transactions that were the result of a competitive bidding process and therefore were considered fairly priced, or arms-length, regardless of any relationship. The remaining transactions were approved by the Board, even though the Director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under tariffed rates, the price and terms were determined to be the result of a competitive bidding process, or were provided at market terms generally available. Only two of the related person transactions are required to be disclosed in this Information Statement:

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Drinker Biddle & Reath LLP provided legal services to Exelon and ComEd during 2017. Mr. Jesse H. Ruiz, a member of the ComEd Board of Directors until October 18, 2017, is a partner of Drinker Biddle & Reath LLP. Mr. Ruiz does not provide any legal services to Exelon or ComEd and is not compensated for the services provided by Drinker Biddle & Reath LLP.

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Sidley Austin LLP provided legal services to Exelon and ComEd during 2017. The spouse of Mr. Ruiz, a member of the ComEd Board of Directors until October 18, 2017, is a partner of Sidley Austin LLP, though she does not provide any services to Exelon or ComEd and is not compensated for the services provided by Sidley Austin LLP.

Executive Compensation
The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Compensation and Leadership Development Committee of the Board of Directors of Exelon, generally consistent with Exelon’s overall compensation and benefits programs and policies, and is subject to review by the ComEd Board of Directors. A notable difference is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis and compensation disclosure that follows is adapted from the compensation discussion and analysis and compensation disclosure that was included in the 2018 proxy statement for Exelon and includes the information pertaining to ComEd executive compensation. The Compensation and Leadership Development Committee of Exelon provided a report on the compensation discussion and analysis that was included in the proxy statement for Exelon’s 2018 annual meeting and is presented below just before Compensation Discussion and Analysis.
The Compensation and Leadership Development Committee is responsible for setting the Company’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligns with its strategic and operating objectives.
The Committee is careful to set goals that are sufficiently difficult to meaningfully incent management performance. In setting the goals, the Committee takes into account input from the Company’s executive officers.

The Compensation and Leadership Development Committee has delegated authority to the Exelon CEO to make off-cycle equity awards to eligible employees of up to 600,000 shares in the aggregate, and 20,000 shares per recipient in any year. Eligible employees include those below the level of Executive Vice President of Exelon and who are not subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, or were subject to the limitations of Internal Revenue Code Section 162(m) prior to the Tax Cuts and Jobs Act of 2017. Any awards made under this delegated authority are reviewed and ratified by the Compensation and Leadership Development Committee.

Compensation Consultant
The Compensation and Leadership Development Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the Committee deems appropriate. The Committee has sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to Exelon. The compensation consultant reports directly to the Committee.
The Committee first engaged Meridian Compensation Partners, LLC (Meridian) in 2016 as its consultant after conducting a request for proposal process. In reviewing the engagement in 2017, the Committee considered the following factors and determined that Meridian continued to be an independent consultant and had no conflicts of interest:

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Meridian performed no other services for Exelon or its affiliates and received no other fees from Exelon other than for executive compensation consulting for the Committee and director compensation consulting for the Corporate Governance Committee;

•	The amount of fees paid by Exelon to Meridian in 2017 was less than 1% of Meridian’s gross annual revenues;

•	Meridian has formal written policies designed to prevent conflicts of interest, including an insider trading and stock ownership policy; and

•	There were no relationships between Meridian and its consultants and Exelon and its officers, directors or affiliates.
As part of its ongoing services to the Committee, Meridian supports the Committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information and advice regarding market trends and competitive compensation programs and strategies that include:

•	Market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	An independent assessment of management recommendations for changes in the compensation structure;

•	Assisting management to ensure that Exelon’s executive compensation programs are designed and administered consistent with the Committee’s requirements; and

•	Ad hoc support, including executive compensation and related corporate governance trends.
Meridian attends meetings of the Committee when requested. The Committee may directly or indirectly request Meridian to advise on other executive and non-executive compensation-related projects. The Committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.
Compensation and Leadership Development Committee Interlocks and Insider Participation
During 2017 no officers or employees or former officers of ComEd participated in deliberations of the ComEd Board concerning executive officer compensation except Messrs. Crane and O’Brien and Ms. Pramaggiore. Ms. Pramaggiore was involved in deliberations concerning the compensation of ComEd executive officers other than herself.

Report of the Exelon Compensation and Leadership Development Committee
The Compensation and Leadership Development Committee is accountable for ensuring that the decisions made about executive compensation are in the best long-term interests of our shareholders. We accomplish this objective by having robust executive compensation principles in place and considering feedback received from shareholders to continuously improve and strengthen our executive compensation programs. Input received from investors representing over 45% of Exelon’s outstanding shares in 2017 was positive and resulted in no significant changes to our executive compensation program. Shareholders indicated continued satisfaction with the modifications implemented in 2016 that addressed concerns and better aligned the program with the Company’s strategy.
The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 45-61 of the Exelon proxy statement. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2018 Proxy Statement.
THE COMPENSATION AND LEADERSHIP
DEVELOPMENT COMMITTEE

Yves C. de Balmann, Chair
Robert J. Lawless
Linda P. Jojo

Compensation Discussion & Analysis
This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2017 executive compensation program. The program covers compensation for our named executive officers (NEOs) listed below:

ComEd’s Named Executive Officers

ANNE PRAMAGGIORE	JOSEPH R. TRPIK, JR.	TERENCE R. DONNELLY	FIDEL MARQUEZ, JR.	VERONICA GOMEZ
President and Chief Executive Officer, ComEd	Senior VP, Chief Financial Officer and Treasurer, ComEd	Executive VP and Chief Operating Officer, ComEd	Senior VP, Governmental and External Affairs, ComEd	Senior VP, Regulatory and Energy Policy and General Counsel, ComEd
Ms. Pramaggiore is a named executive officer of ComEd and she is also considered an executive officer of Exelon. Ms. Pramaggiore’s compensation is structured like the compensation of Exelon’s executive officers, based in part on overall Exelon goals as well as ComEd goals. Ms. Pramaggiore’s compensation is not recovered in ComEd’s rates. The other ComEd named executive officers participate in compensation programs designed to align their interests with ComEd’s customers and other stakeholders.
Executive Summary
Business and Strategy Overview, Value Proposition and Performance Highlights
ComEd’s Business Overview
Commonwealth Edison, better known as ComEd, is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to 3.8 million homes and businesses across northern Illinois. The company manages a network of 90,000 miles of power lines, 1.3 million poles and 1,300 substations that make up the electrical infrastructure of the nation’s third largest metropolitan region. ComEd has a dedicated workforce of more than 6,000 employees.
ComEd's service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.
ComEd’s Values
We are dedicated to safety.
We actively pursue excellence.
We innovate to better serve our customers.
We act with integrity and are accountable to our communities and the environment.
We succeed as an inclusive and diverse team.

ComEd’s Company Performance
For the last five years, ComEd, has worked on upgrading and modernizing its electrical grid to improve the reliability of its service to customers. The work has resulted in record-setting performance. In 2017, ComEd customers experienced a 10 percent reduction in the frequency of outages compared to 2016. Since investments began in 2012, frequency of outages has been reduced by nearly 46 percent and the duration of outages has decreased by 47 percent.

From 2012 through 2017, there have been more than 7.7 million avoided customer interruptions, including 1.5 million in 2017 due to additional investments in distribution automation or digital "smart switches" that automatically reroute power around potential problem areas. These 7.7 million avoided outages have resulted in $1.5 billion in societal savings.

The Illinois Commerce Commission (ICC) has given the green light to a proposal by ComEd that allows companies and researchers access to anonymous energy usage data in order to enable the development of new products and services that will add value to Illinois energy consumers. ComEd has installed 3 million smart meters in northern Illinois since deployment began in 2013 and it will complete the installation of 4 million smart meters in 2018. The Anonymous Data offering builds upon the Green Button Initiative, a joint effort among utilities and technology companies launched in 2012 that enables customers to download their energy usage data and use it to take advantage of online energy management services.

ComEd experienced record reliability for the sixth straight year and best-on-record service level and customer satisfaction. All this helped produce record customer satisfaction, as highlighted by our highest scores ever and recognition by the US Environmental Protection Agency (2017 ENERGY STAR® Partner of the Year - Sustained Excellence Award) and Market Strategies International (Most Trusted Brand).

Sustainable Business Practices
Exelon’s sustainability practices - including our environmental and social initiatives - are a fundamental component of our strategy and operations. We achieved significant progress against our objectives in 2017, including:

•	Expanded paid leave policy to allow both women and men to meet the dual demands of work and family;

•	Signed the White House Equal Pay Pledge affirming our commitment to uphold fair treatment for all of our employees and aligning with our values;

•	Increased diversity spending with suppliers by $432 million (a 29% increase from the prior year) demonstrating our strong commitment to diversity and inclusion initiatives;

•	2017 awards and recognitions include: Billion Dollar Roundtable, Civic 50, Top 50 Companies for Diversity, Best Places to Work in 2017, CEO Action for Diversity & Inclusion, and UN’s HeForShe;

•	Exelon and our employees set a new record in corporate philanthropy and volunteerism, committing over $52 million in giving and volunteering 210,000 hours;

•	Recognized as having the lowest carbon dioxide emissions of the top 20 investor owned utilities; and

•	Named to the Dow Jones Sustainability Index North America for the 12th consecutive year and by Newsweek Green rankings for 9th consecutive year.

Executive Compensation Program Highlights

What We Do	What We Don’t Do
✓Pay for performance

✓Significant stock ownership requirements

✓Mitigate undue risk in compensation programs (e.g., incentive awards are capped) and conduct an annual risk assessment of the compensation programs

✓Require double-trigger for change-in-control benefits - change-in-control plus termination

✓Retain an independent compensation consultant to advise the Compensation Committee

✓Evaluate management succession and leadership development efforts annually

✓Provide limited perquisites based on sound business rationale

✓Seek shareholder feedback on executive compensation programs, engaged with holders of approximately 45% of our shares in 2017

✓Prohibit hedging transactions, short sales, derivative transactions or pledging of Company stock

✓Require executive officers to trade through 10b5-1 trading plans or obtain pre-approval before trading Exelon stock

✓Annually assess our programs against peer companies and best practices

✓Set appropriate levels of “stretch” in incentive targets, based on industry performance and/or Exelon’s business plan

✓Provide for discretionary clawbacks of incentive compensation paid or payable to current and former executives under certain circumstances

✗No guaranteed minimum payout of AIP or LTIP programs

✗No employment agreements

✗No excise tax gross-ups for change-in-control agreements
No dividend-equivalents on PShares

✗No inclusion of the value of LTIP awards in pension or severance calculations

✗No additional credited service under supplemental pension plans since 2004

✗No option re-pricing or buyouts

CEO
The Compensation Committee approved the following compensation for the ComEd CEO:

NEOs
The majority of target compensation paid to ComEd’s NEOs is tied to the achievement of short- and long-term financial and operational goals. A significant portion is paid in the form of Exelon equity with all components except for salary being “at-risk.”

Goal Rigor
The 2017 Exelon EPS “Target” goal for the ComEd CEO was set at $2.75, 7 cents above the 2016 actual results and 10 cents above the midpoint of our publicly disclosed 2017 earnings guidance range. 2017 operational metrics were set at challenging levels that corresponded to top quartile performance compared to industry standards.
Building on the 2017 goal rigor, the Compensation Committee set the adjusted (non-GAAP) operating EPS AIP target for 2018 at a level significantly higher than the Company’s actual performance in 2017, which is generally aligned with the midpoint of our publicly disclosed 2018 financial guidance.

Compensation Philosophy and Practices
Exelon’s Executive Compensation Program Philosophy
The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders, customers and stakeholders by delivering on objectives that support the Company’s long-term strategic plan. The executive compensation program is constructed to attract, motivate, engage and retain the high quality leaders who can effectively manage a company of Exelon’s size and complexity.
In designing the Company’s executive compensation program, the Compensation Committee strives to align the incentives of our NEOs with the interests of our shareholders, customers and stakeholders. This is accomplished by using metrics and adopting goals directly linked to Exelon’s and ComEd’s strategy. We believe consistent execution of our strategy over multi-year periods will drive long-term shareholder value creation and improved service for ComEd’s customers. Moreover our program is structured to motivate measured but sustainable and appropriate risk-taking.

Robust Goal Setting Process

Goal-setting process is competitive and well-defined
•The Compensation Committee annually reviews components, targets and payouts to ensure that they are challenging, contain appropriate stretch, and are designed to mitigate excessive risk
•The Committee considers short- and long-term financial and operational results relative to our internal goals
•Goals for the AIP, including Adjusted Operating EPS for the ComEd CEO, are set in January

•Exelon provides full-year guidance for EPS and other key financial metrics around the same time

Target levels are challenging to achieve and drive long-term growth and success	•EPS metric is aligned generally with external financial guidance
•Target goals are generally set near the mid-point of Exelon’s full-year EPS guidance •Distinguished goals are generally set above Exelon’s full-year EPS guidance

•Operational metrics are set at challenging levels (i.e., target typically corresponds to top quartile performance) compared to industry standards
•Return and cash flow metrics are set based on internal business plan

Guiding Principles
The following principles guide and inform the Compensation Committee’s efforts to deliver a highly effective executive compensation program that drives shareholder value, operational performance, and fosters the attraction, motivation, of key talent.

Manage for the Long-term The Board manages for the long-term and makes pay decisions that are in the best long-term interests of the Company and shareholders.	Alignment with Shareholders Compensation is directly linked to performance and is aligned with shareholders by having a majority of NEO pay at risk in both short- and long-term incentives.	Extensive Shareholder Engagement We engage directly with shareholders and take responsive actions to improve our compensation programs based on year-round feedback from shareholders.

Market Competitive
Our NEOs’ pay levels are set by taking into consideration multiple factors, including peer group market data, internal equity comparisons, experience, succession planning, performance and retention.
	Stock Ownership Guidelines Executives are required to meet and maintain significant stock ownership requirements. ComEd’s CEO’s and other NEO’s requirement is 2X base salary.	Balance The portion of NEO pay at risk rewards the appropriate balance of short- and long-term financial and strategic business results.

Compensation Decisions - Roles of Board, Compensation Committee and CEO

ComEd CEO compensation decisions are made by the Compensation Committee, based on several factors including input from Exelon Executives and the independent compensation consultant.
Other NEO compensation decisions are made by the ComEd CEO.

Setting Target Total Direct Compensation (TDC) for the CEO…
One of the Compensation Committee’s most important responsibilities is to approve the compensation of Exelon executive officers, including the ComEd CEO. The Compensation Committee fulfills this responsibility by analyzing peer group compensation and performance data with its independent compensation consultant. The Committee also reviews the various elements of the executive officer’s compensation in the context of the target TDC which includes base salary, annual and long-term incentive target opportunities.
…and for Our NEOs
The ComEd CEO uses a variety of data to gauge market competitiveness, including peer group data and regression analysis. TDC can vary based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships).

Peer Groups Used for Benchmarking Executive Compensation
We use a blended peer group for assessing our executive compensation program that consists of two sub-groups: energy services peers and general industry peers. We use a blended peer group because (1) there are not enough energy services peers with size, scale and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with recent key executives hired from companies such as Johnson & Johnson and Proctor & Gamble. When selecting general industry peers, we look for capital asset-intensive companies with size, scale and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility. Exelon’s revenues are at the 85th percentile of the following blended peer group comprising 20 companies.

•
    Energy Services - Beginning in 2017, we included the following 11 energy services companies in our peer group even though seven of these companies had 2016 revenues that were less than half of Exelon's revenues:

American Electric Power Company, Inc.	Dominion Energy, Inc.	Duke Energy Corporation	Edison International	Entergy Corporation
FirstEnergy Corporation	NextEra Energy, Inc.	PG&E Corporation	Public Service Enterprise Group Inc.	Sempra Energy
The Southern Company

•	General Industry - Beginning in 2017, we included the following general industry peers in our peer group:

3M Company	Deere & Company	DowDuPont	General Dynamics Corporation	Honeywell International Inc.
International Paper Company	Marathon Petroleum Company	Northrop Grumman Corporation	Valero Energy Corporation
In 2017, a change was made to our general industry peer sub-group. Alcoa, Hess, and Johnson Controls were removed due to corporate transactions that significantly altered their comparability to Exelon. These companies were replaced with Marathon Petroleum and Valero Energy Corporation in the general industry peer group and Sempra Energy in the energy services peer group, which the Compensation Committee deemed to better reflect the overall composition and profile of the peer group.
To account for differences in the size of the compensation peer group companies, market data is statistically adjusted using a regression analysis by the Committee’s independent consultant allowing for a comparison of the compensation levels to similarly-sized companies. Each element of our NEOs’ compensation is then targeted to the median of the peer group. To the extent an NEO’s total compensation exceeds the peer group median, it is due to outstanding performance, critical skills, experience and tenure. If an NEO’s compensation is below the median, it is generally due to underperformance against relevant metrics or reflective of an individual who is newer in his or her role.
How the Peer Group is used

•	As an input in developing compensation targets and pay mix

•	To assess the competitiveness of compensation and benefit programs

•	Benchmarks for incentive program design

•	Benchmarks for stock ownership guidelines

2017 Say-on-Pay Vote Outcome and Shareholder Engagement
The Compensation Committee regularly reviews Exelon executive compensation, including that of the ComEd CEO, taking into consideration the input received through Exelon’s robust engagement program with its investors. Feedback is typically solicited throughout the year in connection with the annual meeting of shareholders and the Compensation Committee’s review of the executive compensation program.
During 2017, Exelon contacted the holders of nearly 50% of our outstanding shares, representing almost two-thirds of the Company’s institutional investors. We engaged with portfolio managers and governance professionals from a significant cross-section of our shareholder base, representing approximately 45% of Exelon’s outstanding shares. Mr. Yves de Balmann, Chair of the Compensation Committee, participated in most of the discussions held with shareholders, and feedback received was shared with the Compensation Committee, the Corporate Governance Committee, and the Exelon Board.
Feedback received in 2017 indicated that investors remain supportive of the extensive changes made to the executive compensation program in 2016. This support was reflected in our 2017 say-on-pay vote results. At the Company’s annual meeting of shareholders held in April 2017, approximately 86% of the votes cast on the Company’s say-on-pay proposal voted in favor of the proposal (up from approximately 38% in 2016). No additional substantive changes were made to the executive compensation program as a result of this feedback.
Actions Implemented in 2016 Demonstrate Responsiveness to Shareholders

Annual Incentive Plan (AIP)	Long-Term Incentive Plan (LTIP)
✓Capped future payouts at target if absolute TSR is negative for 12 months

✓Moved operational metrics to AIP from PShare metrics to eliminate duplicate metrics used in LTIP

✓Eliminated the individual performance multiplier component

✓Changed PShare performance periods from annual to three-year periods to align with long-term strategic goals and initiatives and shareholder interests

✓Moved EPS and operational metrics from LTIP to AIP to parallel market practices and eliminate duplicate metrics used in annual and long-term plans; adopted new PShare financial and credit metrics connected with goal to support and drive utility performance

✓Amended TSR modifier to compare to UTY market index to more closely correspond with shareholder return experience, and capped payouts at target where TSR is negative for the final 12 months of the measurement period

Compensation Decisions and Rationale
2017 Compensation Program Structure
The Compensation Committee designed Exelon’s 2017 compensation program to motivate and reward leaders who create long-term value for our shareholders. The primary compensation elements include fixed and variable components that include:

Pay Element	Form	Performance			Purpose
Salary	Cash	Merit Based			•Provides portion of income stability at competitive, market-based levels
Annual Incentive Plan	Cash	•1 Year •For Ms. Pramaggiore, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics •For all other NEOs, based solely on ComEd metrics •TSR Cap if negative 1-year absolute TSR
•Motivates executives to achieve key annual financial and operational objectives using adjusted operating EPS and operational goals that reflect commitment to become the leading diversified energy provider
•Aligns with shareholder interests by capping payouts at target if 1-year absolute TSR is negative

Long-Term Incentive Plan	Performance Shares (67% of LTIP)	Cumulative Performance	2017-2019 Scorecard	•Utility Earned ROE (33.3%) •Utility Net Income (33.3%) •Exelon FFO/Debt (33.4%)
•Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship to drive behavior and align with shareholder interests
•Includes relative comparison of TSR to market index and caps payout at target if absolute TSR is negative to further align with shareholder interests

			2017-2019 Modifier	•Point- for-point relative TSR Modifier (3-year period) •TSR Cap if negative 1-year absolute TSR
	Restricted Stock (33% of LTIP)	Vest One-Third Per Year Over 3 Years

2017 Target Compensation
The table below lists the target value of the compensation elements for each NEO as of December 31, 2017.

	Cash Compensation			Long-Term Incentives			Target Total Direct Compensation
Name	Base	AIP Target	Target Total Cash	RSUs 33% of LTIP	PShares 67% of LTIP	Target Total LTIP
Pramaggiore	$640,800	70%	$1,089,360	$321,301	$652,339	$973,640	$2,063,000
Trpik	361,626	45%	524,358	112,530	228,470	341,000	865,358
Donnelly	444,801	55%	689,442	161,040	326,960	488,000	1,177,442
Marquez	359,871	45%	521,813	112,530	228,470	341,000	862,813
Gomez	330,000	50%	495,000	112,530	228,470	341,000	836,000

Total Cash Compensation (Base Salary and Annual Incentive Program)
2017 Base Salary Review and Adjustments
Base salaries for Exelon’s executive officers, including the ComEd CEO, are set by the Compensation Committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The Compensation Committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.
In January 2017, the Compensation Committee and the ComEd CEO (with respect to the other NEOs) approved a 2.5%-3.5% increase in base salary for each ComEd NEO effective March 1, 2017, as part of the annual merit review. Ms. Gomez was not eligible for merit increase due to the timing of her appointment as Senior Vice President, Regulatory and Energy Policy and General Counsel.

2017 Annual Incentive Program (AIP) Award Determinations
ComEd’s AIP metrics are linked to ComEd’s business goals and strategic focus areas. They include:

•	Financial discipline (total operations and maintenance (O&M) expense and capital expenditures) (35%);

•	Operational excellence (adopting safety best practices, outage duration and frequency) (30%); and

•	Customer and key stakeholder satisfaction (EIMA reliability metrics index, service levels, call center satisfaction and customer satisfaction index) (35%)
In prior years, the AIP process included the application of an individual performance multiplier to the final award determination. Some shareholders voiced concern about the use of the discretionary individual performance multiplier, so this multiplier was removed in 2016 for AIP payout determinations made in 2017 for the ComEd CEO.
Accordingly, for 2017 the Compensation Committee used the following process to determine 2017 AIP awards for each NEO:

Step 1	Step 2	Step 3	Step 4

Set AIP Target	Determine Performance Factor	Determine Individual Performance Multiplier (IPM) and Negative TSR Cap	Apply Final Multiplier
•Expressed as percentage of base salary, as of 12/31/17 •CEO annual incentive target of 70% •Other NEO annual incentive targets range from 45% to 55%	•For Ms. Pramaggiore, based on 25% Exelon adjusted non-GAAP operating EPS and 75% ComEd metrics. •For all other NEOs, based solely on ComEd metrics.
•Measures individual performance

•Ranges from 50% to 110% (target of 100%)

•Ms. Pramaggiore is not eligible for an IPM. IPMs are determined by Ms. Pramaggiore for other NEOs.

•If Exelon’s absolute TSR for the year is negative, AIP payout will be capped at target (100%)

•Multiply the target award by the lesser of (i) the performance factor or (ii) the negative TSR cap if applicable

•Multiply the outcome by the IPM

•Award can range from 0% to 200% of target (target of 100%)

2017 Performance. The following table includes the threshold, target, and distinguished or maximum performance goals and results achieved under the 2017 annual incentive plan (AIP).

Goals	Threshold	Target	Distinguished	2017 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)*	$2.56	$2.75	$3.04	$2.60	60.53%
ComEd Operating Net Income (NI) ($M) 2017*	$560.9	$603.1	$663.4	$591.5	86.26%
ComEd Total O&M Expense 2017 ($M)	$1,050.8	$1,000.7	$900.7	$960.8	139.90%
ComEd Capital Expenditures 2017 ($M)	$2,063.9	$1,965.6	$1,769.0	$1,960.2	102.75%
ComEd OSHA Recordable Rate 2017	6.0	8.0	9.0	7.0	75.00%
ComEd Outage Frequency (SAIFI) 2017	0.83	0.69	0.67	0.56	200.00%
ComEd Outage Duration (CAIDI) 2017	93	84	82	81	200.00%
ComEd Service Level 2017	86.6	89.0	92.7	93.7	200.00%
ComEd Call Center Satisfaction 2017	76.1	82.8	86.1	85.1	169.70%
ComEd Customer Satisfaction Index 2017	78	84.4	84.8	84.8	200.00%
ComEd EIMA Reliability Metrics Index 2017	50%	100%	200%	200%	200.00%
*Ms. Pramaggiore is the only NEO with an Adjusted (non-GAAP) Operating Earnings Per Share (EPS) and ComEd Operating Net Income measurement components.

The following table shows how the formula was applied and the actual amounts awarded. The Compensation Committee made no changes to the NEOs targets for the AIP. The Compensation Committee applied negative discretion to limit ComEd NEO payouts to 120% of target.

NEO	AIP Target	Formulaic Performance Factor	Individual Performance Multiplier (IPM)	Actual Award
Pramaggiore	$448,560	114.71%	Not Eligible	$514,543
Trpik, Jr.	162,732	120%	105%	205,042
Donnelly	244,641	120%	110%	322,926
Marquez, Jr.	161,942	120%	100%	194,330
Gomez	165,000	120%	110%	217,800

2017 Long-Term Incentive Program (LTIP)
The Compensation Committee annually grants equity incentive awards at its meeting in January. On January 30, 2017, the Compensation Committee approved awards of restricted stock units (RSUs) and performance shares (PShares) shown in detail in the Grants of Plan-Based Awards table on page 29.
Restricted Stock Units. RSUs vest ratably over three years. Dividend equivalents with respect to RSUs are reinvested as additional RSUs, subject to the same vesting conditions as the underlying RSUs.
Performance Share Units. A target number of PShares is granted, the earning of which is contingent on performance for the subsequent three-years. Performance measures for the currently open cycles are summarized in the tables below. In addition to these financial measures, any earned award is subject to a total shareholder return modifier to compensate for relative performance achieved against the performance of the UTY index. See page 17 for the rationale behind the selection of the performance goals used for PShares.

	2015	2016	2017	2018	2019
2015-2017	Operational Excellence (40%)	Earned ROE at Exelon (50%)	Utility Net Income (33.3%)

Utility Earned ROE (33.3%)
	Financial Management (60%)	FFO/Debt at ExGen (50%)
Exelon FFO/Debt (33.4%)

Average of three years of performance
2016-2018		Earned ROE at Exelon (50%)	Utility Net Income (33.3%)

Utility Earned ROE (33.3%)
FFO/Debt at ExGen (50%)
Exelon FFO/Debt (33.4%)

Weighted average of two performance periods
2017-2019			Utility Net Income (33.3%)
and future
Utility Earned ROE (33.3%)

Exelon FFO/Debt (33.4%)

Straight performance, no average

The following table shows how the formula was applied and the actual amounts awarded.
Performance Share (PShare) Award Determinations
In prior years, the PShare determination process included the application of an individual performance multiplier to the final award determination. Some shareholders voiced concern about the use of the discretionary individual performance multiplier, so this multiplier was not applied to PShare payout determinations made in 2017.
Accordingly, the Compensation Committee uses the following process to determine PShare targets and awards:

Step	Step	Step	Step	Step
1	2	3	4	5

Establish PShare Target Target set in January of the first year of the performance cycle	Determine Performance Multiplier Based on performance achieved over the cycle Performance can range from 0% to 150% of target (target of 100%)	Determine TSR Modifier Subtract the performance of the UTY from Exelon’s absolute TSR performance over the three-year performance period (e.g., 2017-2019)
Calculate Final Multiplier
Multiply the performance multiplier by (1 + the TSR multiplier)
If Exelon’s absolute TSR for the final 12 months of the measurement period is negative, PShare payout will be capped at target
				Apply Final Multiplier Apply the final multiplier to determine the number of shares issued Award can range from 0% to 200% of target (target of 100%) after application of the TSR modifier
2015-2017 PShare Program Payout Determination
The Compensation Committee approved a payout of 111.25%, based on the average performance of 117.03% for the 2015, 2016 and 2017 scorecards and a TSR modifier of negative 4.94% based on 2015-2017 TSR performance. The 2015, 2016 and 2017 scorecards are presented in the Appendix beginning at A-2; the 2017 award payout calculation is presented below:

Year	Scorecard Performance	Average Performance	TSR Modifier	Overall Award Payout
2015	122.48%
2016	125.00%	117.03%	-4.94%	111.25%*
2017	103.61%

*	117.03% X (100%-4.94%)

2015-2017 TSR Modifier and Cap Determination

To address shareholder concerns received in 2016, the following modifications were made to the TSR modifier and a TSR cap was added:
•Changed TSR modifier peer group from the competitive integrated companies (Entergy, FirstEnergy, NextEra Energy, and PSEG) to the UTY
•Changed to a point-for-point approach, where the UTY’s absolute TSR performance is subtracted from Exelon’s absolute TSR over the three-year period
•The modifier is no longer capped (positive or negative)
Cap payout at target if TSR is negative for the final 12 months of the measurement period
For the 2015-2017 performance period, the TSR modifier was 18.98% for Exelon minus 23.92% for the UTY, resulting in a TSR modifier of negative 4.94%. Exelon’s 2017 one-year absolute TSR was 15.11% so the TSR cap was not applicable.

NEO	Target Shares		Performance Factor		Actual Award
Pramaggiore	17,463	x	111.25%	=	19,428
Trpik	6,119	x	111.25%	=	6,807
Donnelly	8,757	x	111.25%	=	9,742
Marquez	6,119	x	111.25%	=	6,807
Gomez	6,281	x	111.25%	=	6,988
Settlement of PShares is 50% in shares with the balance in cash. However, participants who have achieved 200% or more of their stock ownership target as of September 30 of the year prior to payout will have their PShares settled 100% in cash.

Robust Goal-Setting Process and Rigorous Targets
The Compensation Committee strives to set challenging operational and financial performance targets that drive and motivate executives to achieve short- and long-term success and to help ensure key talent is retained. The Compensation Committee selects metrics that are directly tied to the Company’s operational and financial strategies and are proven measures of long-term value creation. Operational targets are benchmarked and set at the top quartile or higher as compared to industry standards. Financial targets are based on our internal business plans and external market factors.
Goal-Setting for 2018
Exelon’s goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:

•	Recent History: Goals generally reflect a logical progression of results from the recent past

•	Relative Performance: Performance is evaluated against a relevant group of the Company’s peers

•	Strategic Aspirations: Near- and intermediate-term goals follow a trend line consistent with long-term aspirations

•	Shareholder Expectations: Goals are aligned with externally communicated financial guidance and shareholder expectations

•	Sustainable Sharing: Earned awards reflect a balanced degree of shared benefits between shareholders and participants
To ensure adequate rigor for the financial targets applicable to the PShares, we conducted statistical simulations to understand the level of difficulty of our payout range. We also conducted a sensitivity analysis of reasonable value ranges for several internal and external variables that are significant drivers of performance. We also examined historical levels of deviation of Company performance compared to plan.

Example: AIP Goal Rigor
The Compensation Committee set the adjusted (non-GAAP) operating EPS AIP target for Exelon executive officers (including the ComEd CEO) for 2018 at a level significantly higher than Exelon’s actual performance in 2017, which is generally aligned with the midpoint of our publicly disclosed 2018 financial guidance. For 2018, maximum targets were set at levels that outperform Exelon or ComEd historical performance for three of the four operational metrics:
•best-ever for Dispatch Match
•best-ever for Nuclear Fleetwide Capacity Factor
•best-ever for outage frequency results (best-in-class)
•first decile of industry standards for outage duration goals

PShare Goal Setting
The three-performance metrics underlying the 2018-2020 PShare awards include the following:

Utility Earned ROE (33.3%)	Utility Net Income (33.3%)	Exelon FFO/Debt (33.4%)
Average utility ROE weighted by year-end rate base	Aggregate utility adjusted (non-GAAP) operating earnings, including Corporate	Funds from operations to total debt ratio
The Utility Return on Equity (ROE) and Utility Net Income use interpolation between threshold, target, and distinguished levels of performance whereas the Funds From Operations (FFO)/Debt metric uses a “stair-step” approach with no interpolation between the performance levels. Performance will be evaluated at the end of 2020 after the completion of the three-year performance period. This is part of the transition to the three-year performance period.
PShare targets were set based on external commitments and/or probabilistic modeling. The performance scale range for the Utility Net Income and Utility ROE metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished and the target is aligned with projected performance. The target for Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.
Governance Features of Our Executive Compensation Programs
Stock Ownership and Trading Requirements
To strengthen the alignment of executive interests with those of shareholders, officers of the Company are required to own certain amounts of Exelon common stock by the later of (1) five years following an adjustment made to the guidelines (last adjustments made in 2012) or (2) his or her employment or promotion to a new position. As of the annual measurement date of September 30, 2017, all NEOs had exceeded 200% of their stock ownership guidelines as shown in the following chart:
The following types of ownership count towards meeting the stock ownership guidelines: restricted shares and restricted stock units, shares held in the Exelon Deferral Plan, dividend reinvestment plan, 401(k) Employee Savings Plan, and common shares beneficially owned directly or indirectly. For additional details about NEO stock ownership, please see the Beneficial Ownership Table on page 42.
Exelon requires executive vice presidents and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their personal financial plans. The use of Rule 10b5-1 stock trading plans serves to reduce the risks that such transactions will be viewed negatively or as commentary with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans are believed to reduce the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the Company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy
Consistent with developing best practices, the Exelon Board of Directors recently revised its recoupment policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:

•	the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected;

•	the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction;

•	a lower incentive plan award would have been made to the participant based on the restated or corrected results; and

•	recoupment is not precluded by applicable law or employment agreements.
The Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determine that:

•
the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required; and

•	recoupment is not precluded by applicable law or employment agreements.
In addition, the terms of the annual incentive plan provide that the Compensation Committee and management may curtail awards if there is a “significant event,” which is defined as a single, high-profile event caused by a failure of Exelon that is determined to have been directly or indirectly caused by a human error or poor management attention. Significant events may include a single high-profile outage or another event that may result in negative customer and media impact or a significant adverse governmental or regulatory action. The Compensation Committee may also apply negative discretion to unvested equity incentive awards if a significant event or other occurrence is determined to have a similar impact on the Company. Similarly, the terms of the long-term incentive plan provide that the Compensation Committee may amend or adjust the performance measures or other terms and conditions of outstanding awards in the event of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles.
Risk Management Assessment of Compensation Policies and Practices
The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2017, the Compensation Committee partnered with Exelon’s Enterprise Risk Management group to apply the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks. Following this assessment, the Committee believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features in place to balance the degree of risk taking:

•	the annual incentive plan includes multiple incentive performance measures with a balance of financial and non-financial metrics;

•	long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements;

•	incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight;

•	total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements;

•	incentive compensation is balanced by formulaic and discretionary funding;

•	short- and long-term incentive awards contain award caps or modifiers;

•	reasonable change-in-control and severance benefits are within common norms;

•	clawback provisions exceed regulatory mandates; and

•	consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes.

Tax Consequences
Under Section 162(m) of the Internal Revenue Code (Code) applicable for tax years beginning before December 31, 2017, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. Historically, the Compensation Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible.
Because it is not “qualified performance-based compensation” within the meaning of Section 162(m) applicable for tax years beginning before December 31, 2017, base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. AIP awards and PShares payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and to be deductible for federal income tax purposes. Restricted stock and RSUs are not deductible by the Company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.
In order to qualify payments under the AIP and performance share program as performance-based for Section 162(m) of the Code, the Compensation Committee uses a “plan-within-plan” two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the Company meets the pre-established performance metrics. The second step is accomplished when the Compensation Committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus (for AIP) or target equity (for the performance share program) adjusted for final Company performance and individual performance.
Under Section 4999 of the Code, there is an excise tax if change-in-control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009, the Compensation Committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. In 2016, the NEOs consented to the removal of the remaining legacy excise tax gross-up provisions for transactions resulting in a change-in-control, with no recompense for said removal.
On December 22, 2017, the Tax Cuts and Jobs Act (Tax Act) was signed into law, and includes significant changes to the executive compensation deduction rules in Section 162(m) of the Code. The changes include:

•	expanding the covered employees as described in Section 162(m) to include the CFO, which had previously been excluded from the limitation;

•
sustaining classification as a “covered employee” in perpetuity even after death through severance and post-death payments for all applicable “covered employees” identified for tax years beginning after December 31, 2016;

•	removing the exception for performance-based compensation thereby making a larger portion of the executives’ pay non-deductible for federal tax purposes; and

•
expanding Section 162(m) to include corporations that have publicly traded equity and publicly traded debt, foreign private issuers that meet the new definition of a publicly held corporation and possibly large private C or S corporations.

The Tax Act will have expansive impacts to Exelon as our executive compensation is 60% to 65% performance-based, which may not be deductible for tax purposes beginning with the 2018 tax year. Also, Exelon has nine registrants with the SEC that could potentially fall within scope of 162(m). Without further IRS guidance clarifying technical aspects of the Tax Act, Exelon is unable to fully quantify the tax consequences of the legislation. Given the uncertainty, the SEC issued Staff Accounting Bulletin 118 which provides for a measurement period, not to extend beyond one year of the enactment date, for registrants to assess the financial impacts and report in their financial statements.
The Compensation Committee will review current executive compensation programs considering the expansive tax consequences, however the Committee will continue to focus on designing executive compensation programs that motivate executives to drive long-term performance and that align the interest of Exelon’s executives with shareholders.

Executive Compensation Data
Summary Compensation Table

Year	Salary ($)	Bonus ($) (Note 1)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Anne R. Pramaggiore
President and Chief Executive Officer, ComEd
2017	$636,878	$ —	$973,657	$514,544	$143,791	$64,103	$2,332,973
2016	616,429	100,000	1,315,251	570,880	146,938	38,205	2,787,703
2015	601,439	48,604	973,230	486,040	159,521	39,363	2,308,197
Joseph R. Trpik, Jr.
Senior Vice President and Chief Financial Officer and Treasurer, ComEd
2017	359,415	39,764	341,044	195,278	73,336	32,825	1,041,662
2016	347,889	22,627	341,048	226,270	76,897	31,908	1,046,639
2015	339,436	—	341,026	201,372	82,909	31,124	995,867
Terence R. Donnelly
Executive Vice President and Chief Operating Officer, ComEd
2017	442,459	59,357	488,037	293,569	147,706	35,065	1,466,193
2016	429,620	34,181	488,038	341,811	164,202	40,811	1,498,663
2015	417,154	315,136	448,034	302,723	222,521	38,188	1,783,756
Fidel Marquez, Jr.
Senior Vice President, Governmental and External Affairs, ComEd
2017	358,284	—	341,044	194,330	476,672	49,620	1,419,950
2016	349,578	26,368	341,048	227,368	498,307	52,049	1,494,718
2015	341,084	250,000	341,026	202,350	47,820	58,079	1,240,359
Veronica Gomez
Senior Vice President, Regulatory and Energy Policy and General Counsel, ComEd
2017	330,000	19,800	341,044	198,000	51,813	19,184	959,841

Notes to the Summary Compensation Table

(1)
In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years. Ms. Pramaggiore is not eligible for an individual performance multiplier.

(2)
The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share unit awards for the 2017-2019 performance period granted on January 30, 2017. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2017 Annual Report on Form 10-K. The performance share unit awards are subject to performance conditions. For the 2017-2019 performance share unit award, the grant date fair value and the value assuming the highest level of performance, including the maximum total shareholder return multiplier, is as follows:

	Performance Share Unit Value
	At Target	At Maximum
Pramaggiore	$652,340	$1,304,680
Trpik, Jr.	228,496	456,992
Donnelly	326,993	653,986
Marquez, Jr.	228,496	456,992
Gomez	228,496	456,992

(3)	The amounts shown in this column for 2017 represent payments made pursuant to the Annual Incentive Plan.

(4)
The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2016 to December 31, 2017. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2017.

(5)	All Other Compensation: The following table describes the incremental cost of other benefits provided in 2017 that are shown in this column.
ALL OTHER COMPENSATION

Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Total ($)
Pramaggiore	$25,463	$12,861	$20,787	$4,992	$64,103
Trpik, Jr.	10,490	1,382	18,284	2,669	32,825
Donnelly	10,694	—	19,645	4,726	35,065
Marquez, Jr.	32,660	990	12,398	3,572	49,620
Gomez	5,700	—	10,899	2,585	19,184
Notes to All Other Compensation Table

(1)
Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including parking, spousal and family travel); and (2) other benefits (including personal financial planning, company gifts, and matching charitable contributions, and physical examinations).

(2)
ComEd provides reimbursements of tax obligations incurred when: employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; business-related spousal travel involves personal benefits and income is imputed to the employee and for required relocation and housing/living expenses incurred in compliance with regulatory requirements.

(3)
The amounts represent the company matching contributions to the NEOs’ accounts. Each of the named executive officers participated in the company’s 401(k) Plan. Each of the named executives officers excluding Ms. Gomez participated in the Deferred Compensation Plan. The 401(k) plan is available to all employees and the annual contribution for 2017 was generally limited by IRS rules to $18,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

(4)
ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2017 for additional term life insurance policies for the NEOs and for additional supplemental accidental death and dismemberment insurance and long-term disability over and above the basic coverage provided to all employees.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock Awards: Number of Shares or Units (#) (Note 3)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4)
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pramaggiore	1/30/2017	$11,214	$448,560	$897,120
	1/30/2017				3,103	18,617	37,234		$652,340
	1/30/2017							9,170	321,317
Trpik, Jr.	1/30/2017	2,034	162,732	325,464
	1/30/2017				1,087	6,521	13,042		228,496
	1/30/2017							3,212	112,548
Donnelly	1/30/2017	3,058	244,641	489,282
	1/30/2017				1,556	9,332	18,664		326,993
	1/30/2017							4,596	161,044
Marquez, Jr.	1/30/2017	2,025	161,942	323,884
	1/30/2017				1,087	6,521	13,042		228,496
	1/30/2017							3,212	112,548
Gomez	1/30/2017	2,063	165,000	330,000
	1/30/2017				1,087	6,521	13,042		228,496
	1/30/2017							3,212	112,548
Notes to Grants of Plan-Based Awards Table

(1)
All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 1.25% of target based on a threshold payout of 50% for the lowest weighted metric of 5% and an individual performance multiplier of 50%. Because Ms. Pramaggiore is not eligible for the IPM, her threshold was 2.5%. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)
NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share unit awards was calculated at 16.67% of target. The possible maximum payout for performance share units was calculated at 150% of target, with an uncapped total shareholder return multiplier, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table below.

(4)
This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2017. Fair value of performance share unit awards granted on January 30, 2017 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

	Option Awards (Note 1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $39.41 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Pramaggiore	37,000	—	$39.81	12-Mar-2022	50,597	$1,994,028	85,266	$3,360,333

Trpik, Jr.	15,000	—	39.81	12-Mar-2022	14,226	560,647	29,868	1,177,098
	4,300	—	56.51	26-Jan-2019
	3,400	—	73.29	27-Jan-2018

Donnelly	21,000	—	39.81	12-Mar-2022	20,356	802,230	42,742	1,684,462

Marquez, Jr.	15,000	—	39.81	12-Mar-2022	14,226	560,647	29,868	1,177,098

Gomez					14,424	568,450	27,872	1,098,436

Notes to Outstanding Equity Table

(1)
Non-qualified stock options were granted to NEOs pursuant to the Company’s long-term incentive plans. Awards vest in four equal increments, beginning on the first anniversary of the grant date. All awards expire on the tenth anniversary of the grant date.

(2)
The amount shown includes unvested restricted stock unit (RSU) awards and the performance share unit (PShare) award earned for the performance period beginning January 1, 2015 and ending December 31, 2017, which vested on January 29, 2018. The unvested restricted stock unit awards are composed of the final third of the award made in January 2015, which vested on January 29, 2018; two-thirds of the award made in January 2016, half of which vested on January 29, 2018 and half of which will vest on the date of the Compensation Committee’s first regular meeting in 2019; and the full award granted on January 30, 2017, one-third of which vested on January 29, 2018 and one-third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2019 and 2020, respectively. All RSU awards accrue additional shares through automatic dividend reinvestment. For Ms. Pramaggiore the amount shown also includes a grant of 10,000 retention stock units made on April 25, 2016 which will vest on April 25, 2020. All shares are valued at $39.41, the closing price on December 29, 2017.

(3)
The amount shown includes the target PShare awards granted on January 26, 2016 for the performance period ending December 31, 2018 and the target PShare awards granted on January 30, 2017 for the performance period ending December 31, 2019. These awards have been increased to reflect the highest level of performance for the period, 200%. All shares are valued at $39.41, the closing price on December 29, 2017.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Pramaggiore	—	$—	35,703	$1,251,033
Trpik, Jr.	—	—	14,086	493,573
Donnelly	—	—	20,069	703,218
Marquez, Jr.	—	—	14,086	493,573
Gomez	—	—	8,761	306,985
Notes to Option Exercises and Stock Vested Table

(1)
Share amounts are composed of the following tranches of prior awards that vested on January 30, 2017: the PShare awards granted for the period January 1, 2014 through December 31, 2016; the final third of the RSU awards granted in January 2014, the second third of the RSU awards granted in January 2015 and the first third of the RSU awards granted in January 2016. All of these awards were valued at $35.04 upon vesting.

Pension Benefits
Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (SAS), which is the legacy ComEd pension plan. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans to reduce future retirement benefit costs and provide an option that is portable as the Company anticipated a workforce that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to participate in a cash balance plan. Legacy Constellation employees participate in the Pension Plan of Constellation Energy Group, Inc. (Constellation Pension Plan). The Constellation Pension Plan includes a traditional pension formula referred to as the Enhanced Traditional Plan (ETP) and a Pension Equity Plan (PEP). Employees hired before January 1, 2000 participate in the ETP. Employees hired on or after January 1, 2000 and employees hired before that date who elected to do so participate in the PEP. Each of these plans is intended to be tax-qualified under Section 401(a) of the Code. An employee can participate in only one of the qualified pension plans.
For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). Pension-eligible compensation for the SAS’s Final Average Pay Formula includes base pay and annual incentive awards. Benefits under the SAS are vested after five years of service.
The “normal retirement age” under the SAS is 65. The plan also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under the plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.
Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. Beginning in 2017, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. Cash balance participants with pre-2008 balances receive an additional benefit credit ranging from 0.5% to 3.5% based on their pre-2008 service. Also, beginning in 2017, account balances for employees hired prior to January 1, 2013 will be subject to a minimum investment credit of 4%. For employees hired on or after January 1, 2013, the annual investment credit is the second segment spot rate of interest on long-term corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.
For NEOs who participate in the PEP, a lump sum benefit amount is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five twelve-month periods’ base pay plus annual incentive awards. The total service credit percentage is equal to the sum of the credit percentages based on the following formula: 5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. No benefits are available under the PEP until a participant has at least three years of vesting service. Benefits payable under the PEP are paid as an annuity unless a participant elects a lump sum within 60 days after separation.
The Code limits to $270,000 the individual 2017 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors three supplemental executive retirement plans (or SERPs) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2017 is 3.11%. For participants in the cash balance pension plan and the PEP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this information statement.
Under the terms of the SERPs, participants are provided the amount of benefits they would have received under the SAS, cash balance plan, ETP or PEP, as applicable, but for the application of the Code limits. In addition, certain executives previously received grants of additional credited service under a SERP. In particular, in 1998, Mr. Crane received an additional 10 years of credited service through September 28, 2008, the date of his tenth anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years.
As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected by this policy.
The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance and PEP participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; the SERP lump sum amounts are determined using the rate of 5% for SAS participants at the assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 4.04% as of December 31, 2016 and 3.62% as of December 31, 2017; and the applicable mortality tables. The applicable mortality table is the RP 2000-based table projected generationally using Exelon’s best estimate of long-term mortality improvements. The December 31, 2017 mortality table is consistent with the mortality used in the Exelon December 31, 2017 pension disclosure.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Pramaggiore	Cash Balance	19.93	$670,610	$—
	SERP	19.93	691,490	—
Trpik, Jr.	Cash Balance	16.60	450,855	—
	SERP	16.60	286,804	—
Donnelly	Cash Balance	34.53	1,319,871	—
	SERP	34.53	596,303	—
Marquez, Jr.	SAS	35.18	2,118,349	—
	SERP	35.18	1,848,744	—
Gomez	Cash Balance	10.17	226,174	—
	SERP	10.17	78,653	—
Deferred Compensation Programs
Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.
The Exelon Deferred Compensation Plan is a non-qualified plan that permits legacy Exelon executives and key managers to defer receipt of base compensation and the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Code. The Constellation Deferred Compensation Plan is a non-qualified plan that permits legacy Constellation executives to defer receipt of base compensation and the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan. The Deferred Compensation Plans permit participants to defer taxation of a portion of their income. The Exelon Deferred Compensation Plan benefits the Company by deferring the payment of a portion of its compensation expense, thus preserving cash.
The Exelon Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Code. The Constellation Energy Group Employee Savings Plan was merged into Exelon’s Employee Savings Plan as of July 1, 2014. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plan permits employees to do so, and allows the Company to make matching contributions in a relatively tax-efficient manner. The Company maintains the excess matching feature of the Deferred Compensation Plans to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS.
The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon executives to defer performance share units prior to 2007.
The following table shows the amounts that NEOs have accumulated under both the Deferred Compensation Plans and the Stock Deferral Plan. The Exelon Deferred Compensation and Stock Deferral Plans were closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance share unit awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plans continue in effect for those officers who participate in the Employee Savings Plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plans consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded unsecured obligations of the Company.

Name	Executive Contributions in 2017 ($) (Note 1)	Registrant Contributions in 2017 ($) (Note 2)	Aggregate Earnings in 2017 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/17 ($) (Note 4)
Pramaggiore	$17,252	$10,351	$1,843	$—	$29,447
Trpik, Jr.	—	2,427	13,702	—	81,421
Donnelly(5)	—	8,752	75,194	—	609,105
Marquez, Jr.	—	—	6,931	—	51,890
Gomez	—	—	—	—	—

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

(2)	The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

(3)
The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

(4)
For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2017.

(5)
For Messr. Donnelly, the amounts shown for aggregate earnings in 2017 and aggregate balance at December 31, 2017 also include the aggregate earnings and aggregate balance respectively of his Stock Deferral Plan account.

Potential Payments upon Termination or Change in Control
Change in control employment agreements and severance plan covering named executive officers
Background
The Compensation Committee reviews Exelon’s change in control and severance benefits policies to ensure that they are consistent with competitive practice and reasonable. In reviewing the policies, the Compensation Committee considers the advice of its compensation consultant. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the CEO, executive vice presidents, presidents of certain business units and select senior vice presidents. In April 2009, the Compensation Committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction). In October 2016, the NEOs covered by change in control agreements entered into prior to April 2, 2009, which provided for potential excise tax gross-up payments, agreed to waive those payments and the agreements were later amended to remove such gross-up payments. Therefore, no NEO is currently entitled to an excise tax gross-up payment upon any termination of employment from Exelon.
NEOs have entered into individual change in control employment agreements, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment.

Quantification of Payments upon a Change in Control
During the 24-month period following a change in control, or, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66⅔% control (a significant acquisition), if a NEO resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and PShare awards for the year in which termination occurs;

•
severance payments equal to 2.99 times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

•
a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

•
all previously-awarded stock options, PShares, RSUs, or restricted shares become fully vested, and the stock options remain exercisable until the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date;

•
life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and

•	outplacement and financial planning services for at least 12 months.
The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation).
A change in control under the individual change in control employment agreements generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;

•	when the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board;

•
upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

•	upon shareholder approval of a plan of complete liquidation or dissolution.
The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

•	failure of a successor to assume the agreement;

•	a material breach of the agreement by Exelon; or

•
any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

•
refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

•
willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

•	commission of a felony or any crime involving dishonesty or moral turpitude;

•	material violation of the code of business conduct, or of any statutory or common-law duty of loyalty; or

•	any breach of the executive’s restrictive covenants.
If the amount payable to a NEO under a change in control agreement, inclusive of other parachute payments, would cause an excise tax to be imposed under Section 4999 of the Code, the payments to such executive shall be reduced to the maximum amount below which no such tax is imposed or, if the payment without such reduction would leave the executive with a greater amount after payment of such excise taxes, then no such reduction shall be applied.
If a NEO resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the NEO may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

•	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	for a 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

•
during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

•	outplacement and financial planning services for twelve months.
Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.
The term good reason under the Senior Management Severance Plan means either of the following:

•
a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

•
a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

The term cause under the Senior Management Severance Plan generally has the same meaning as the definition of such term under the individual change in control employment agreements.
Benefits under the change in control employment agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the Board of Directors.

Estimated Value of Benefits to be Received Upon Retirement
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2017. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Pramaggiore	$515,000	$3,203,000	$3,718,000
Trpik, Jr.	—	—	—
Donnelly	323,000	1,606,000	1,929,000
Marquez, Jr.	194,000	1,123,000	1,317,000
Gomez	—	—	—
Notes to Benefits to be Received Upon Retirement Table

(1)
Under the terms of the 2017 AIP, a pro-rated actual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2017 annual incentive payout (after Company/business unit performance was determined) before applying the executive’s IPM, if applicable.

(2)
Includes the value of the executives’ unvested PShare awards granted in 2015, 2016, and 2017 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 29, 2017 of $39.41.

(3)	The estimate of total payments and benefits is based on a December 31, 2017 retirement date.
Estimated Value of Benefits to be Received Upon Termination due to Death or Disability
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2017. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Pramaggiore	$515,000	$3,597,000	$4,112,000
Trpik, Jr.	205,000	1,122,000	1,327,000
Donnelly	323,000	1,606,000	1,929,000
Marquez, Jr.	194,000	1,123,000	1,317,000
Gomez	218,000	1,090,000	1,308,000
Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)
Under the terms of the 2017 AIP, a pro-rated actual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2017 annual incentive payout (after Company/business unit performance was determined) before applying the executive’s IPM, if applicable.

(2)
Includes the value of the executives’ unvested PShare awards granted in 2015, 2016, and 2017 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 29, 2017 of $39.41.

(3)	The estimate of total payments and benefits is based on a December 31, 2017 termination due to death or disability.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2017 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Pramaggiore	$2,694,000	$174,000	$3,369,000	$39,000	$40,000	$6,316,000
Trpik, Jr.	860,000	52,000	1,122,000	22,000	40,000	2,096,000
Donnelly	1,185,000	82,000	1,606,000	25,000	40,000	2,938,000
Marquez, Jr.	846,000	313,000	1,123,000	24,000	40,000	2,346,000
Gomez	837,000	46,000	1,090,000	22,000	40,000	2,035,000
Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)
Represents the estimated severance benefit equal to 2 times the sum of Ms. Pramaggiore’s (i) current base salary and (ii) the target annual incentive for the year of termination. For all other executives, the severance benefit is equal to 1.25 times the executive’s (i) current base salary and (ii) Severance Incentive. In addition, under Section 4.2 of the Senior Management Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination pursuant to the terms in the 2017 AIP. The amount above represents the executives’ 2017 annual incentive payout (after Company/business unit performance was determined and negative discretion was applied) before applying the executive’s IPM, if applicable.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested PShare awards granted in 2015, 2016, and 2017 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 29, 2017 of $39.41.

(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
The estimate of total payments and benefits is based on a December 31, 2017 termination date. The executives are participants in the Senior Management Severance Plan and severance benefits are determined pursuant to Section 4 of the Severance Plan.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control
The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2017. The Company has entered into Change in Control agreements with each NEO. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites and Other Benefits ($) (Note 5)	Potential Scaleback ($) (Note 6)	Total Value of All Payments and Benefits ($) (Note 7)
Pramaggiore	$4,167,000	$286,000	$3,597,000	$58,000	$40,000	Not required	$8,148,000
Trpik, Jr.	1,379,000	94,000	1,122,000	35,000	40,000	Not required	2,670,000
Donnelly	1,906,000	150,000	1,606,000	39,000	40,000	Not required	3,741,000
Marquez, Jr.	1,641,000	856,000	1,123,000	39,000	40,000	(747,000)	2,952,000
Gomez	1,208,000	74,000	1,090,000	35,000	40,000	(421,000)	2,026,000
Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)
Represents the estimated cash severance benefit equal to 2.99 times the sum of the Ms. Pramaggiore’s (i) current base salary and (ii) Severance Incentive. For all other executives, the severance benefit is equal to 2 times the executive’s (i) current base salary and (ii) Severance Incentive. Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination (but capped at actual performance). The amounts above represent the executives’ 2017 target annual incentive.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested PShares, all of which will vest upon termination at the actual level earned and awarded (it is assumed the 2015, 2016, and 2017 PShares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 29, 2017 of $39.41.

(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)
In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2009 will reduce the executive’s parachute payments to his or her safe harbor amount in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Ms. Pramaggiore entered into a CIC Employment Agreement in 2011 that provides her with such a “best after-tax” provision pursuant to which the company will reduce her parachute payments to her safe harbor amount if her after-tax benefits would be higher following such a reduction of payments. If her after-tax benefits would be higher without a reduction of her parachute payments to her safe harbor amount, the company will not reduce her payments and Ms. Pramaggiore will be responsible for paying the excise tax imposed under Section 4999 of the Internal Revenue Code.

(7)
The estimate of total payments and benefits is based on a December 31, 2017 termination date. The Company has entered into change in control employment agreement with Ms. Pramaggiore. All other executives participate in the SMSP and severance benefits are determined pursuant to Section 5 of the Severance Plan.

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO, Anne Pramaggiore. For 2017, the ratio of annual total compensation of our CEO and the median of the annual total compensation of all employees was 18:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. The total annual compensation for Ms. Pramaggiore and the median employee is $2,332,972 and $132,642, respectively.
The consistently applied compensation measure we used to identify the median employee was W-2 Box 1 wages for employees as of December 8, 2017. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table found on page 27 in this information statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.
Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

Non-Employee Director Compensation
For their service as directors of the Company in 2017, ComEd’s non-employee directors received the compensation that is shown in the following table and explained in the accompanying notes. Three directors who are employed by Exelon or ComEd (specifically, Mr. Christopher M. Crane, Mr. Denis P. O’Brien, and Ms. Pramaggiore) are not shown in the table and receive no additional compensation for their service as directors.

	Annual Board & Committee Retainers	Board & Committee Meeting Fees	All Other Compensation (Note 1)	Total
James W. Compton	$70,000	$8,000	$—	$78,000
A. Steven Crown	70,000	8,000	—	78,000
Nicholas DeBenedictis	—	8,000	—	8,000
Peter V. Fazio, Jr.	70,000	8,000	2,500	80,500
Michael H. Moskow	70,000	8,000	15,000	93,000
Jesse H. Ruiz (Note 2)	55,924	6,000	15,000	76,924

Total All Directors	335,924	$46,000	$32,500	$414,424

(1)
Values in this column represent the Company’s matching portion of the director’s contribution to qualified not-for-profit organizations pursuant to Exelon’s matching gift plan described below in “Other Compensation.”

(2)	Mr. Ruiz resigned from the Board of Directors effective October 18, 2017.

Fees Earned or Paid in Cash
Non-employee directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. Mr. DeBenedictis as a member of the Exelon Board of Directors, did not receive this retainer. All non-employee directors receive $2,000 for each Board or committee meeting attended whether in person or by means of teleconferencing or video conferencing equipment.
Deferred Compensation
Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the Board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.
The ComEd Board does not grant any type of equity.
Other Compensation
ComEd pays the cost of a director’s spouse or guest’s travel and meals when guests are invited to attend Exelon, ComEd or industry related events where guests are invited. The cost of such travel and meals is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to ComEd of providing travel for a director’s guest when he or she accompanies the director, and the only additional costs to ComEd are those for meals and other minor expenses and to reimburse the director for the taxes on the imputed income. For 2017 there was no incremental cost incurred by any member of the ComEd Board.
Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for senior officers; and up to $5,000 per year for other employees.

Beneficial Ownership
Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.
The following table shows the ownership of Exelon common stock as March 31, 2018 by (1) any director of ComEd, (2) each named executive officer of ComEd named in the Summary Compensation Table, and (3) all directors and executive officers of ComEd as a group.
No ComEd securities are authorized for issuance under equity compensation plans.

Name of Beneficial Owner	Beneficial Ownership of Exelon Common Stock (Note 1)	Common Shares Underlying Vested Stock Options and Options that Vest Within 60 Days	Total Share Interest (Note 2)
James W. Compton	2,000	0	2,000
Christopher M. Crane	582,342	481,000	1,063,342
A. Steven Crown	17,811	0	17,811
Nicholas DeBenedictis	52,272	0	52,272
Peter V. Fazio, Jr	1,000	0	1,000
Michael H. Moskow	0	0	0
Denis P. O’Brien	151,749	208,700	360,449
Jesse H. Ruiz	0	0	0
Anne R. Pramaggiore	104,707	37,000	141,707
Joseph R. Trpik, Jr.	35,628	19,300	54,928
Terence R. Donnelly	64,444	21,000	85,444
Fidel Marquez, Jr.	20,810	15,000	35,810
Veronica Gomez	11,719	0	11,719
Total
Directors & Executive Officers
as a group (16 people)
(Note 3)	1,098,270	795,000	1,893,270

(1)
Includes any shares as to which the individual has sole or shared voting power or investment power, Directors’ deferred stock units, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(2)	Total share interest of Directors and executive officers, both individually and as a group, represents less than 1% of the outstanding shares of Exelon common stock.
(3)
Total includes shares held by all Directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in the Company’s 2017 Annual Report on Form 10-K filed on February 9, 2018, who are not NEOs for purposes of compensation disclosure.

Process for Communicating with the Board
Shareholders and other interested persons can communicate with any director or the independent directors as a group by writing to them, c/o Thomas S. O’Neill, Corporate Secretary, Commonwealth Edison Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442) or via email to EthicsOffice@ExelonCorp.com. These processes may also be used to communicate with the ComEd Board of Directors or to report ethics concerns relating to ComEd.
Availability of Corporate Documents
The Exelon Code of Business Conduct, which is the code of conduct applicable to ComEd, the Exelon Corporate Governance Principles, the Exelon Amended and Restated bylaws, and the charters for the Audit, Corporate Governance, Compensation and Leadership Development and other committees of the Exelon Board of Directors are available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Thomas S. O’Neill, Senior Vice President, General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, Exelon’s Compensation Consultant Independence Policy, Political Contributions Guidelines and all of Exelon’s and ComEd’s filings submitted to the SEC are available on the website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this information statement.
Delivery of Documents to Shareholders Sharing an Address
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
If you would like to change your householding election, request that a single copy of the information statement be sent to your address, or request a separate copy of the information statement, please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the information statement to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

Appendix

2017 Adjusted (non-GAAP) Operating Earnings
Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). Exelon supplements the reporting of financial information determined in accordance with GAAP with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share. Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, merger and integration costs, certain costs associated with the PHI acquisition, merger commitments related to the settlement of the PHI acquisition, the impairment of certain long-lived assets, plant retirements and divestitures, costs related to the cost management program, the non-controlling interest in Constellation Energy Nuclear Group, LLC, and other items as set forth in the reconciliation below.
The presentation of adjusted (non-GAAP) operating earnings per share is intended to enhance an investor’s overall understanding of period over period financial results and provide an indication of Exelon’s baseline operating performance by excluding items that are considered by management to be not directly related to the ongoing operations of the business. In addition, this information is among the primary indicators management uses as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting of future periods. Accordingly, management uses adjusted (non-GAAP) operating earnings per share as a goal in its annual incentive plan. Adjusted (non-GAAP) operating earnings per share is not a presentation defined under GAAP and may not be comparable to other companies’ presentations. Exelon reports adjusted (non-GAAP) operating earnings per share as supplemental information and in addition to earnings per share that are calculated and presented in accordance with GAAP. Adjusted (non-GAAP) operating earnings per share should not be deemed more useful than, a substitute for, or an alternative to earnings per share calculated and presented in accordance with GAAP.
A reconciliation of reported GAAP earnings per share to adjusted (non-GAAP) operating earnings per share for 2017 is presented below (amounts may not add due to rounding):

2017 GAAP Earnings (Loss) Per Share 2017	$3.97
Adjustments:
Mark-to-market impact of economic hedging activities	0.11
Unrealized gains related to NDT fund investments	(0.34)
Amortization of commodity contract intangibles	0.04
Merger and integration costs	0.04
Merger commitments	(0.14)
Long-lived asset impairments	0.34
Plant retirements and divestitures	0.22
Reassessment of state deferred income taxes	(1.37)
Cost management program	0.04
Like-kind exchange tax position	(0.03)
Tax settlements	(0.01)
Bargain purchase gain	(0.25)
Gain on deconsolidation of business	(0.14)
Vacation policy change	(0.03)
Change in Environmental Remediation Liabilities	0.03
Noncontrolling interests	0.12
Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$2.60

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2015 PShare Scorecard
The table below reflects the 2015 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels. Applies to the second year of the 2014-2016 PShare program and the first year of the 2015-2017 PShare program.

2015 PShare Scorecard
Goals	Metrics	Metric Weighting	Operating Company	Threshold	Target	Target Calibrated to	Distinguished	Final Score	Actual Award vs. Metric Weighting
Financial Management	ROE	30.0%	Exelon Corp	7.25%	7.75%	Budget	8.50%	8.23%	37.5%
	FFO/Debt	30.0%	ExGen HoldCo	27.0%	30.0%	Budget	42.7%	33.1%	30.0%
Operational Excellence	Outage Duration (Average)	6.7%	BGE	100.0	88.0	1st Quartile	85.0	91.0	1.68%
			ComEd	93.0	83.0	1st Quartile	82.0	82.0	3.35%
			PECO	93.0	87.0	1st Quartile	85.0	84.0	3.35%
	Outage Frequency (Average)	6.7%	BGE	1.00	0.80	1st Decile	0.76	0.82	1.68%
			ComEd	0.87	0.77	1st Decile	0.74	0.78	1.68%
			PECO	0.87	0.77	1st Decile	0.74	0.70	3.35%
	Net Fleetwide Capacity Factor	13.3%	Nuclear	91.1%	93.1%	1st Quartile	93.6%	93.9%	19.95%

	Dispatch Match	13.3%	Power	94.3%	96.6%	Internal Measure	97.8%	98.6%	19.95%

							Committee Approved Performance		122.48%
2016 PShare Scorecard
The table below reflects the 2016 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels. Performance was evaluated at the end of 2016. The 2016 scorecard applies to the first year of the 2016-2018 PShare program, the second year of the 2015-2017 PShare program and the final year of the 2014-2016 PShare program.

2016 PShare Scorecard
Metrics	Metric Weighting	Threshold	Target	Distinguished	Final Score	Actual Award vs. Metric Weighting
Exelon ROE	50.0%	6.60%	7.05%	7.50%	8.08%	75.0%
ExGen FFO/Debt	50.0%	27.0%	30.0%	38.01%	33.7%	50.0%
				Committee-Approved Performance		125.00%

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2017 PShare Scorecard
The table below reflects the 2017 PShare Scorecard, which uses a “stair-step” approach with no interpolation between data performance levels for FFO/Debt. Utility Return on Equity and Utility Net Income use interpolation. Performance was evaluated at the end of 2017. The 2017 scorecard applies to the final year of the 2015-2017 PShare program.

2017 PShare Scorecard
Metrics	Metric Weighting	Threshold 50%	Target 100%	Distinguished 150%	Final Score	Actual Award vs. Metric Weighting
Utility ROE	33.3%	$1,459.00	$1,707.00	$1,979.00	$1,498.00	35.06%
Utility Net Income	33.3%	8.3%	9.5%	10.9%	9.4%	35.15%

Metric	Metric Weighting	Threshold 50%	75%	Target 100%	125%	Distinguished 150%	Final Score	Actual Award vs. Metric Weighting
Exelon FFO/	33.4%	>=16.0%	>=17.0%	>=18.0%	>=22.0%	>=24.0%	18.9%	33.4%
Debt
						Committee Approved Performance		103.61%

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